Exhibit 10.4
VOTING AGREEMENT

VOTING AGREEMENT, dated as of this [Closing Date] (“Agreement”), among each of the persons listed under the caption “BVICo Group” on Exhibit A attached hereto (the “BVICo Group”), each of the persons listed under the caption “COAC Group” on Exhibit A attached hereto (the “COAC Group”) and Golden Green Enterprises Limited, a British Virgin Islands corporation (“BVICo”). Each of the BVICo Group and the COAC Group is sometimes referred to herein as a “Group.” For purposes of this Agreement, each person who is a member of either the BVICo Group or the COAC Group is referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;

WHEREAS, on November 12, 2008, each of BVICo, China Opportunity Acquisition Corp. (“COAC”), Wealth Rainbow Development Limited, Henan Green Complex Materials Co., Ltd and the shareholders of BVICo have entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the merger of COAC into BVICo (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder owns beneficially and of record Ordinary Shares of BVICo (“BVICo Shares”) as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares and any shares of which ownership of record or the power to vote is hereafter acquired by any of the Stockholders, whether by purchase, conversion or exercise, prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition to the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING OF SHARES FOR DIRECTORS

SECTION 1.01 Vote in Favor of the Directors. During the term of this Agreement, each Stockholder agrees to vote the BVICo Shares he, she or it now owns, or will hereafter acquire prior to the termination of this Agreement, for the election and re-election of the following persons as directors of BVICo:

(a) Five (5) persons, (i) three of whom shall at all times be “independent directors,” within the meaning of the NASDAQ rules, and (ii) all of whom shall be designees of BVICo; with one of such designees to stand for election in 2009 (“Class A Directors”), who shall initially be Maotong Xu and who will be an “independent director”; one of such designees to stand for election in 2010 (“Class B Directors”), who shall initially be Wong Kwok Keung and who will be an “independent director,” and three of such designees, to stand for election in 2011 (“Class C Directors”), who shall initially be Mingwang Lu, Yi Lu and Yunlong Wang, of which Yunlong Wang will be an “independent director” (collectively, the “BVICo Directors”); and

(b) Harry Edelson, who shall be elected as a Class B Director, and J.P. Huang or another person who shall be designated by Mr. Edelson and, who, shall, at all times, be an independent director and shall be elected as a Class A Director (the “COAC Directors” and, together with the BVICo Directors, the “Director Designees”).

The persons designated as independent directors by BVICo and Mr. Edelson shall be subject to the reasonable approval of the Mr. Edelson and BVICo, respectively.

Neither the Stockholders, nor any of the officers, directors, stockholders, members, managers, partners, employees or agents of any Stockholder, makes any representation or warranty as to the fitness or competence of any Director Designee to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in designating or voting for such Director Designee pursuant to this Agreement.

Any Director Designee may be removed from the Board of Directors in the manner allowed by law and BVICo’s governing documents except that each Stockholder agrees that he, she or it will not, as a holder of BVICo Shares, vote for the removal of any director who is a member of a Group of which such Stockholder is not a member. If a director is removed or resigns from office, the remaining directors of the Group of which the vacating director is a member shall be entitled to appoint the successor.

SECTION 1.02 Obligations of BVICo. BVICo shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the BVICo Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.

SECTION 1.03 Term of Agreement. The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the election or re-election of directors at the annual meeting of BVICo that will be held in 2011.

SECTION 1.04 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of BVICo from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of BVICo and shall not apply to his or her actions, judgments or decisions as a director or officer of BVICo if he or she is such a director or officer.

SECTION 1.05 Transfer of Shares. If a member of the BVICo Group desires to transfer his, her or its Shares to a permitted transferee pursuant to the Lock-Up Agreement of even date herewith executed by such member or pursuant to the Escrow Agreement dated as of [Closing Date], it shall be a condition to such transfer that the transferee agree to be bound by the provisions of this Agreement. This Agreement shall in no way restrict the transfer on the public market of Shares that are not subject to the Lock-Up Agreement or the Escrow Agreement, and any such transfers on the public market of Shares not subject to the provisions of the Lock-Up Agreement or the Escrow Agreement, as applicable, shall be free and clear of the restrictions in this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES;
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby severally represents warrants and covenants as follows:

SECTION 2.01 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by BVICo and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

SECTION 2.02 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Legal Requirement applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.03 Title to Shares. Such Stockholder is the legal and beneficial owner of its Shares, or will be the legal beneficial owner of the Shares that such Stockholder will receive as a result of the Merger, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

ARTICLE III
GENERAL PROVISIONS

SECTION 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.01):

(a) If to BVICo:

No. 69 Hualibei Street
Longhai Middle Road
Henan, China
Telecopier No.:

with a mandatory copy to

Lu Yu Ying
Henan Green Complex Materials Co., Ltd
Shuanghujingikaifaqu 1 hao
Xinzheng City, Henan, China 451191
Telecopier No.: 86-371-62568683

If to a member of the BVICo Group, to the address set forth opposite his, her or its name on Exhibit A.

with a mandatory copy to

Lu Yu Ying
Henan Green Complex Materials Co., Ltd
Shuanghujingikaifaqu 1 hao
Xinzheng City, Henan, China 451191
Telecopier No.: 86-371-62568683

If to a member of the COAC Group, to the address set forth opposite his, her or its name on Exhibit A.

with a mandatory copy to

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174-1901
Attention: David Alan Miller, Esq.
Telecopy No.: 212-818-8881

SECTION 3.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 3.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 3.05 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 3.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of New York applicable to contracts executed in and to be performed therein.

SECTION 3.07 Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in New York City, New York, in the manner proscribed in Section 9.13 of the Merger Agreement.

SECTION 3.08 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 3.09 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 3.10 Merger Agreement. All references to the Merger Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN GREEN ENTERPRISES LIMITED
By:
Name:
Title:
STOCKHOLDERS:
The COAC Group:

The BVICo Group:

EXHIBIT A

STOCKHOLDERS

Name and Address	Number of Shares
The COAC Group:
The BVICo Group:
[Insert name address and fax number for each person.]